Exhibit 99.1

DUKE ENERGY

DIRECTOR COMPENSATION

		Meeting Fees
Type of Fee	Retainers	In-Person Attendance at Meetings Held in Conjunction with a Regular Board of Directors Meeting	In-Person Meetings Not Held in Conjunction with a Regular Board of Directors Meeting	Telephonic Participation in Meetings
Annual Board of Directors Retainer (Cash)	$75,000
Annual Board of Directors Retainer (Stock)	$125,000
Board of Directors Meeting Fees		$2,000	$2,500	$2,000
Annual Lead Director Retainer	$75,000
Annual Audit Committee Chair Retainer	$25,000
Annual Chair Retainer (Other Committees)	$15,000
Audit Committee Meeting Fees		$3,000	$2,500	$2,000
Nuclear Oversight Committee Meeting Fees		$4,000	$2,500	$2,000
Other Committee Meeting Fees		$2,000	$2,500	$2,000

Stock Ownership Guideline. The Stock Ownership Guideline for nonemployee directors is 5 x the cash retainer (i.e., currently 5 x $50,000, or $250,000). This amount will increase to $375,000 when the cash retainer is increased to $75,000.